Exhibit 99.1

FOR IMMEDIATE RELEASE

July 14, 2014

For further information contact:

Kimberly Mulloy, Public Relations

kmulloy@bricktopproductions.com

(561) 826-9307

BRICK TOP PRODUCTIONS HIRES INDUSTRY STANDOUT

FRANK ESPOSITO AS CHIEF LEGAL OFFICER

Brick Top Productions, Inc. (otcqb:BTOP), known for its award winning, heart pounding entertainment, is pleased to announce that it has hired industry standout Frank Esposito as its Chief Legal Officer.

Frank Esposito, former general counsel to several notable production companies and previously counsel to software development and social media companies has also represented myriad artists, including a Grammy Award nominee and several feature film directors.  He will assist Brick Top's Chief Executive Officer, Alexander Bafer, in creating, communicating and sustaining Brick Top's corporate vision and strategic initiatives.

Mr. Bafer, leading Brick Top and its subsidiaries, commented, "I'm excited to have Frank on board.  His experience and insight from the worlds of business and entertainment will allow Brick Top to fulfill its goal of not only producing, selling and distributing feature films and television content, but of acquiring the assets necessary to do so at scale."

Mr. Esposito commented, "I've known Alexander Bafer a long time.  Not only is he one of the most honest and reliable people in the entertainment industry, he brings creative and fiscal knowledge unsurpassed in this field.  It will be a pleasure working with him."

Brick Top and its subsidiaries pursue growth through strategic financing and synergistic partnerships to provide "top-notch, award-winning, world-class entertainment.” Brick Top’s majority owned subsidiary, High Five Entertainment, is an internationally recognized, Emmy Award-winning entertainment production company with a rich 30 year history.  Based in Nashville, Tennessee, High Five specializes in the development and presentation of quality television programming including music specials, unscripted television, live events and award shows.  High Five is a leader in delivering world-class entertainment properties.  Brick Top’s majority owned subsidiary, York Productions, owns and is marketing the rights to the television pilot “Nick the Doorman,” an urban dramatic comedy centered on the life experiences of a doorman and his friends who work at a historic, upscale hotel on New York's famed Central Park. Written and directed by Emmy-nominated actor, Nicholas Turturro, who also stars in the pilot, "Nick the Doorman" promises to captivate audiences with its empathetic characters and quality talent.

For more information on Brick Top and its subsidiaries, please visit www.bricktopproductions.com and www.highfiveentertainment.com. Brick Top’s most recent regulatory filings and financial information can be found on the Securities and Exchange Commission’s website at www.sec.gov.

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as such, may involve risks and uncertainties. These forward looking statements relate to, amongst other things, current expectation of the business environment in which the company operates, potential future performance, projections of future performance and the perceived opportunities in the market. The company’s actual performance, results and achievements may differ materially from the expressed or implied in such forward-looking statements as a result of a wide range of factors.